Exhibit 99.1

VIVUS, INC.

Moderator: Tim Morris

05-02-11/4:30 p.m. ET

Confirmation # 62548316

VIVUS, INC.

Moderator: Tim Morris

May 2, 2011

4:30 p.m. ET

Operator:                                                                      Good day, ladies and gentlemen, and thank you for standing by.  And welcome to the VIVUS first quarter 2011 results conference call.

At this time, all participants are in a listen-only mode.  Later we’ll conduct a question-and-answer session and instructions will follow at that time.  If anyone should require operator assistance during the program, you may press star then zero on your touchtone telephone.  As a reminder, this conference may be recorded.  And now I’ll turn the program over to Tim Morris.  Sir, the floor is yours.

Tim Morris:                   Thank you, operator.  Before we get started, I’d like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements may be identified by the use of forward-looking words, such as anticipate, believed, planned, estimated, and intend, among others. These forward-looking statements are based on VIVUS’ current expectations, and actual results could differ materially.

There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s request from the End-of-Review meeting; our response to and continued dialogue with the FDA relating to the matters raised in the FDA’s Complete Response Letter; the timing and results of the retrospective study of fetal outcomes of infants born to mothers exposed to topiramate during pregnancy; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to the teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study; the FDA’s request, if any, to conduct any additional prospective or retrospective studies or to provide further analysis of clinical trial data; the review and questions from the EMEA and CHMP on the MAA; substantial competition; the impact on future sales based on specific indications and contraindications contained in the label and the extent of the risk evaluation and mitigation strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole source suppliers; limited sales and marketing resources, and dependence upon third parties; risk related to the development of innovative products; risk related to the failure to obtain FDA or foreign authority clearances or approval, and non-compliance with FDA or foreign regulations, and our dependence on the performance of our collaborative partners.

As with any pharmaceutical in development, there are risks in the development and regulatory approval and commercialization of new products. There are no guarantees that our response to the FDA CRL, the request stemming from the End-of-Review meeting or the results of the retrospective study will be sufficient to satisfy the FDA’s safety concern, and that the FDA or EMA will not require us to conduct any additional prospective or retrospective studies prior to or post-approval or that any product will receive regulatory approval for any indication or prove to be commercially successful.

VIVUS does not undertake any obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS Form 10-K for the year ended December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson:             Thank you, Tim.  Good afternoon and thank you for joining us today.  Joining me on the call along with Tim is VIVUS’ President, Peter Tam.  The focus of today’s call is to provide an update on our progress toward resubmission of the QNEXA NDA and to specifically discuss the feasibility assessment requested during our January End-of-Review meeting at the FDA.  We will also provide a brief update on the regulatory review process for QNEXA in Europe and the filing of the avanafil NDA.

On April 14th, we met with the FDA to discuss the feasibility of performing a retrospective observational study of fetal malformations in women exposed to topiramate.  The study was deemed feasible by both parties, and we are proceeding with the study.

The retrospective study will be called FORTRESS for Fetal Outcome Retrospective TopiRamate ExpoSure Study.  Since our End-of-Review meeting in January, we have been working with several expert pharmacoepidemiologists to identify electronic databases that would be appropriate for use in a retrospective observational study.

A number of databases have been found, both domestic and international, including electronic medical records, pregnancy registries, and medical claims databases containing both Medicaid and private payer data.

We have chosen to focus our analysis on domestic medical claims private payer databases.  These databases have several advantages.  Number one, they have been used previously in retrospective studies and results have been accepted by regulatory authorities; number two, infant birth records can be linked to maternal health records; number three, the databases contain patient profiles including diagnosis by ICD-9 codes and drug exposure; and number four, medical claims databases allow creation of control groups matched by patient profile.

Specific databases have been identified for consideration and have been discussed with the FDA at the April meeting.  Importantly, we have reached agreement with the FDA, subject to the finalization of a written protocol, on the study objectives, the study design, primary endpoints and eligibility criteria.  We are finalizing protocols and contracts with these databases and will proceed with gathering and analysis of that data as soon as possible.

Peter will discuss additional details of the study, but in general we believe the results of this study should address the FDA’s question on the risk of major congenital malformations and oral clefts in infants exposed to topiramate during pregnancy.  Once this question has been addressed, we intend to proceed with the resubmission of the QNEXA NDA in the fourth quarter of this year.

The FDA has also confirmed that the resubmission will be considered a Class 2 resubmission with a six-month review goal. In addition, the FDA has indicated that a second advisory committee will be held and will be scheduled during the six-month review period.

Armed with the results of FORTRESS and the two-year data from SEQUEL, we welcome the opportunity to present the benefit-risk profile of QNEXA to a new advisory committee.

I’ll now turn the call over to Peter to share some additional details of the study.

Peter Tam:                     Thank you, Lee.  As Lee mentioned, we held some face-to-face meetings with the FDA on April 14th to discuss the feasibility of the retrospective observational study.  We have agreed with the FDA that the study is feasible, and we intend to conduct the study utilizing selected existing electronic medical claims healthcare databases.

Over the past few months, we have been working with the lead pharmacoepidemiologists responsible for these databases on identifying mother-infant dyads, or mother-infant pairs, exposed to topiramate, as part of our feasibility assessment and in anticipation of the need to conduct a retrospective study.

FORTRESS will include what we believe to be an adequate number of mother-infant dyads exposed to topiramate.  The final number of mother-infant dyads to be used in the calculation of the relative risks is dependent on a number of factors including timing of the exposure to topiramate, patient profiles, confounding factors and concomitant medications.

The co-primary endpoints will be the relative risk of total major congenital malformations and oral cleft in infants exposed to topiramate as compared to a control group that has not been exposed to topiramate.

The control group, or the group comprised of mother-infant dyads not exposed to topiramate, will be matched for patient profile such as diagnosis and medication use.  We will stratify the results by dose and patient profile.  With agreement on these important protocol features with FDA in place, we expect to finalize the FORTRESS protocol with FDA shortly.

It is our goal to have top-line results and resubmit QNEXA NDA in the fourth quarter of 2011 this year. The timeline for filing the full indication is subject to the extent of validation work that is required by the FDA.  The purpose of validation is to verify that the electronic coding of birth outcome is accurate and consistent with patients’ medical records.

The extent of validation needed is dependent on how much validation work has been done previously with respect to the outcome of interest and data sources and whether FDA will accept cited references.

At the April meeting, we also discussed the potential resubmission of the QNEXA NDA for a limited indication which would include men and women of non-childbearing potential with the FDA.  We reached agreement with the FDA on the content of this resubmission for the limited indication.

Our plan to resubmit the QNEXA NDA for the limited indication will take place under one of the following two scenarios.  One, the top-line results of the FORTRESS study reveal a higher than acceptable risk of major malformation or oral cleft; or two, the FDA requires a full validation of the results of the FORTRESS study before the NDA for the full indication can be resubmitted.

In the first scenario, we will proceed with the resubmission of the limited indication for men and women of non-childbearing potential.  In the second scenario, if the top-line results of FORTRESS do not show an unacceptable risk for major malformations or oral clefts but the FDA requires full validation before the NDA for the full indication can be resubmitted, we intend to submit the men and women of non-childbearing potential in the fourth quarter of 2011.

This full validation work will take six months or more to complete.  We will follow with an additional submission for the full indication once the final results of validation work has been completed.

To summarize, we believe the indication for men and women of non-childbearing potential is a sound contingency plan that addresses a large population of patients with the disease.  The efficacy and safety results of this population are similar to the overall results of the phase 3 program. This limited indication still addresses a significant and underserved market.

Some of you may have questions about more specific details of the observational study.  Given this is an iterative process, as part of the ongoing regulatory review, we do not intend to provide further details until the study is completed and the results are shared with the FDA.

We have gathered some of the best available experts in this field and have access to the fullest and to the most complete databases available.  To our knowledge, this will be one of the largest retrospective observational studies of the risk of major malformation and oral clefts with topiramate performed to date.  The study design and protocol are robust and we believe the results should satisfy the FDA.

On the European front for QNEXA, we await the first official response from the CHMP.  The initial assessment of our application will come in the form of the 120-day questions.  The questions should arrive in late May or early June and will represent the consolidated assessment from the Rapporteur and Co-Rapporteur. Once we receive the questions, if needed, we will meet with these parties to clarify the questions and discuss potential responses.  We have six months to answer the questions.  Although no specific public announcement is planned, we expect to provide an update on our progress during the second quarter conference call in early August.

And now an update on avanafil. The filing of the avanafil NDA is on track and should be completed this quarter. Sales of PDE5 inhibitors continue to grow and exceeded $4 billion last year. In a growing market with lots of patients switching medications, we believe avanafil’s 15-minute efficacy and safety profile due to its selectivity will be competitive with currently available therapies.

I am also happy to report that data from long-term safety study of avanafil, TA-314, will be presented at this year’s  American Urological Association Meeting in Washington D.C.  Dr. Laurence Belkoff will present the data on Tuesday, May 17th during the late-breaking session from 1:00 to 3:30 pm Eastern Time.

The AUA is the largest gathering of urologists in the world and represents a great opportunity for Dr. Belkoff to educate these thought leaders on the results of this long-term study.

With that, I will turn the call over to Tim to discuss the financial results.

Tim Morris:                   Thank you, Peter.  At the end of March, we had cash, cash equivalents and available-for-sale securities of $130 million, as compared to a $139 million at the end of December.  The decrease in cash, cash equivalents and available-for-sale securities of $8.8 million was primarily due to cash used in operations and other net cash uses offset by proceeds of $1.5 million from the exercise of common stock option.  As it relates to the rest of the financial results, I refer you to the press release for more information on the first quarter.

On the Investor Relations front, we continue to participate in several investor conferences in May.  This week I’ll be in Boston and will present at the Deutsche Bank Healthcare Conference.

Next Monday, Dr. Barbara Troupin will present at the JPM Securities Research Conference in San Francisco, and on Wednesday, Peter will present at the Bank of America Healthcare Conference in Las Vegas.  Finally, on May 25th, we will present at the UBS Global Specialty Pharmaceuticals Conference in London.

Now I’d like to turn the call back over to Leland for some comments before taking some questions.

Leland Wilson:             Thanks, Tim.  I’d briefly like to note some of the other highlights since our last call.  This past month, our phase 3 CONQUER study was published in Lancet, a prominent medical journal recognized globally by physicians.  In addition, we’ve presented two-year SEQUEL data at the American College of Cardiology and will be presenting additional QNEXA data at the European Congress on Obesity.

It’s important not to lose sight of the fact that QNEXA data has generated dramatic weight loss and shown dramatic weight loss and improvements of co-morbidities.  We continue to work closely with the FDA to help provide a new obesity treatment option for patients and their physicians.

With that, I’d like to turn the call back over to the operator.

Operator:                                                                      Thank you, sir. Ladies and gentlemen on the phone lines, to queue up for a question, please press star then one on your touch tone telephone.  If your question has been answered or you wish to remove yourself from the queue, you may press the pound key. Again, to queue up for a question, please press star then one on your touch tone telephone.  One moment for questions to queue.

Our first question in queue is Christopher James with MLB.  Please go ahead.

Christopher James:      Good afternoon, and thanks for taking my questions.  I realize you can’t say too much about the study design, but with respect to the, with FORTRESS, the relative risk, is there a specific hazard ratio that the FDA is looking for, and if so, can you discuss a little bit about that.

Peter Tam:                     Chris, it’s Peter.  That really depends on the type of analysis being performed and how the stratification would be carried out.  As you anticipated, at this point we do not plan to disclose this level of detail, but rest assured, however, that the protocol will be finalized with the FDA’s blessing on these issues before these analyses are run.

Christopher James:      OK, great.  And then can you talk a little bit about the, your secondary strategy in men, just going after men or women of non-childbearing age?

What sort of pricing leverage do you think you have in this group, and can you talk a little bit about the size of that market?

Leland Wilson:             Okay, it’s Lee, Chris.  Well, first of all we’re not going to discuss pricing at this point, but I think it’s important to note that the, if you look at the actual numbers of men and women of non-childbearing potential, it’s a substantial portion of the total market.  Now the questions that remain unknown at this point is the usage among that population, but we’re doing work to really identify exactly what kind of market potential we do have there.

I think it’s also important to understand that this is a strategic tool that allows us to move through the regulatory process, we believe, or to the NDA submission here, and without further delays.  And so we’re working to do all the analyses necessary to make this NDA submission now, and as Peter has said, we will have that ready for submission in the fourth quarter.

Christopher James:      Great, thank you.  And just a couple more here.  Has this affected your, your partnership strategy?  Can you give us an update on that front?

Leland Wilson:             No effect.  I mean, we hold to the statements that the primary issue we have with this drug is the regulatory approval process, and it just makes a lot of sense for us to maximize the value of this drug post-regulatory approval or at least acceptance of the NDA, and the approval process is moving down the final stages.  So we do not expect any announcements on partnering until we get to those stages.

Christopher James:      OK, and just to be clear, the FDA did not ask for any, anything on the cardiovascular front.  This is strictly congenital malformations.

Leland Wilson:             No, they have not.

Christopher James:      OK, and then one last one.  How are you going to — just given the confounding factors — smoking, alcohol use — how do you account for some of these factors in, in sort of understanding the risk of topiramate with congenital malformations?

Peter Tam:                     Yes Chris, it’s Peter, and these are the studies that we’re doing and working out in the protocols, but obviously that’s the benefit of having a control, a control group.  And we will do our best to match patient profiles, dose, that includes, you know, type of diagnoses, medication use and so forth.

Christopher James:      OK, great.  I’ll jump back into queue.  Thanks for taking my questions and congrats on a successful meeting with the FDA.

Leland Wilson:             Thank you.

Operator:                                                                      Thank you sir.  Our next question in queue is Cory Kasimov with JP Morgan.  Please go ahead.

Matt Lowe:                    Hi there.  It’s actually Matt Lowe in for Cory today.  I understand you can’t say too much on the design of the study.  Just wondering, could you just give us an idea maybe of the range of the size of the study in terms of the number of patients or in terms of the specifics?  Is it just for women who received a certain dose, for example, just a migraine dose?  Anything you can say about that would be much appreciated.

Peter Tam:                     So Matt, it’s Peter.  Yes, the study will look at different doses of topiramate.  We believe that this will make the study more robust, and the — what’s the second part of your question?

Leland Wilson:             The patient…

Matt Lowe:                    Yes, the number of patients.

Peter Tam:                     Yes, in terms of the number of patients, our study is going to be substantially larger than what’s been done out there, and perhaps, you know, these various reports that are, that have put forth, so our study we believe is going to be the largest prospective [prospectively-designed]1 observational study that’s ever been conducted.

Matt Lowe:                    OK, and then just in terms of Europe, is it — am I correct in thinking we might not hear any more details, kind of specific details until the CHMP decision is, is kind of put forth?

1      Mr. Tam intended to say prospectively-designed observational study.

Peter Tam:                                                            Yes, we should have the 120-day update coming up, and once we have that, we should be able to provide you with an update in the second quarter of the quarterly conference call for this year.

Matt Lowe:                                                        OK, that’s great.  And just a cash, year-end cash guidance, is that the same as it was?

Tim Morris:                                                        Yes, this is Tim Morris.  Yes, we still have guidance for $100 million at the end of this year.

Matt Lowe:                                                        OK, that’s great.  Thank you.

Operator:                                                                    Thank you.  Our next questioner in queue is Michael Tong with Wells Fargo Securities.  Your line is now open.

Michael Tong:                                         Thanks.  Peter just quick one.  Can you remind me in EQUIP and CONQUER whether you hit statistical significance in, in all doses that they had?

Peter Tam:                                                            We believe so.  We’re running those analyses right now, and as I mentioned at first, the content of this resubmission for the limited indication has been agreed upon with the FDA at this meeting.

Michael Tong:                                         Great, thanks.

Operator:                                                                    Thank you.  Our next questioner in queue is Ian Sanderson with Cowen.  Please go ahead.

Ian Sanderson:                                     Hi, good afternoon.  Thanks for taking the question.  Has there been any further discussions of a post-marketing safety trial with the FDA similar to the one you proposed at the advisory committee meeting?

Leland Wilson:                                      Yes, Ian, I’ll make comment, maybe Peter, you want to add to it.  No, you know, the conversations of, since January have been centered around teratogenicity.  It’s likely that we may have a registry, a pregnancy registry requirement that we’ll have to do both U.S. and Europe, but we have not had additional discussions.  It’s our intention to have, you know, to conduct a large cardiovascular outcomes study post-approval, but it has not been raised for additional discussion since January.

Ian Sanderson:                                     OK, and secondly, in terms of the protocol for the FORTRESS trial, you mentioned that you chose to go with a domestic database only.  Can this be easily supplemented if amongst the 120-day questions from the EMA are, are desire for a similar trial ex-U.S.?

Peter Tam:                                                            Ian, yes the timing is possible. It depends on how quickly we can get top line results, but yes, if the timing is right, we’ll be able to share the information from FORTRESS with our CHMP colleagues as well.

Leland Wilson:                                      Now let me make sure I understand your question there, Ian.  The question was could we do, look at international databases…

Ian Sanderson:                                     Yes.

Leland Wilson:                                      …to supplement with what we have? Our program right now is to just look at the studies that we have identified through the, and work with the FDA to gain acceptance for.  Now we, we believe that, that will be adequate to answer this question for the European authorities as well.

Ian Sanderson:                                     OK, and then lastly on avanafil, I may have missed it, but did you provide an update on partnering discussion there?

Leland Wilson:                                      We did not at this meeting, and again we plan to do those partnering discussions after we have the NDA submitted.  That’s when we’re going to have maximum value to it, and I think as Peter pointed out, everything is moving in our direction, at least in our opinion, the markets continue to grow, it continues to be an unsatisfied market with high switching rates, etc., and pricing is extremely strong at this point, and although we did not make any comments about the, the Viagra patent, we continue to believe that it looks favorable at this point.

Ian Sanderson:                                     Thank you.

Operator:                                                                    Thank you sir.  Our next questioner in queue is Alan Carr with Needham and Company.  Please go ahead.

Alan Carr:                                                               Hi, thanks for taking my questions.  I wanted to probe a bit more around the FORTRESS study.  I think in your last quarterly call that you mentioned that you’d had databases with up to 150 million patient lives.  What is it narrowed down to now as a starting point with just the domestic databases?

Peter Tam:                                                            Alan, at this point we haven’t shared that.  The narrowing down really hasn’t occurred.  It really depends on the number of databases we’re using, and so we will provide that information, you know, along with the results once the study is completed.

Leland Wilson:                                      Yes, just a little more color on that.  The databases that we’re including here have a massive number of patients total in these databases.  The issue, as you know, is the number of women that were taking topiramate during pregnancy or immediately prior to becoming pregnant, those numbers in all the databases are extremely small so that the total number of millions of patients that we’re looking at here is not really the germane number.  The number that’s important here as Peter has mentioned is the number of dyads that we’re able to collect of mother-infant pairs, and we have, we believe, found adequate numbers of dyads to meet, to answer the question here.

Alan Carr:                                                               OK, and then regarding the risk here, someone had asked about this earlier, but has — I can understand why you wouldn’t be able to share that with us, but has the FDA shared with you a number or a risk level that they would be acceptable with?

Leland Wilson:                                      Peter, do you want to take a shot or I’ll take a shot, too, either one.

Peter Tam:                                                            Yes, you know, we’re not going to comment on that at this point.

Alan Carr:                                                               OK.  And then lastly, I’m interested in the comment about a second advisory committee meeting.  Can you give us some more context around what the FDA said around that?

Leland Wilson:                                      No, just to expect a second ad com and our anticipation is, is that we’re going to be discussing the FORTRESS data, the SEQUEL data and we’ll have a complete look at it.  It’s obviously something that we’re — we’ll be well prepared to do and I welcome it.  I think it’s a great chance for us to present in clear light and I think, as you know, we believe that there’s been a lot of learning that’s gone on by the advisory panels and the conduct of those things.  And so we think we’re — I welcome the opportunity to go present this data.

Alan Carr:                                                               So there is nothing more than a blunt comment from them that just expect a second advisory committee?

Leland Wilson:                                      No, that’s it, yes.

Alan Carr:                                                               OK, thanks very much.  I appreciate you taking my questions.

Leland Wilson:                                      You bet.

Operator:                                                                    Thank you sir.  Our next questioner in queue is Biren Amin with WJB Capital.  Your line is now open.

Biren Amin:                                                      Yes, thanks guys for taking my questions.  I just wanted to get some more color around the definition of major congenital malformations and you know will it include only cranial facial events or also skeletal and cardiovascular?  And I guess also will low birth weight also be included in that evaluation?

Leland Wilson:                                      Peter?

Peter Tam:                                                            Biren, yes, the major congenital malformation would include all of the major categories, cardiac and neurological skeletal, and is a broad look at any potential effects on malformation.  And then it’s a standard list using standard ICD-9 codes and these studies have been done previously.  We’ll also look at oral cleft, because that’s the category that is driving FDA’s interest.  So that’s why it will be a co-primary endpoint. And finally with regard to low birth weight, there are specific ICD-9 codes that would allow us to assess any effect of topiramate on low birth weight as part of our assessment, as part of our observational study.

Biren Amin :                                                   So with the co-primary the composite will be major congenital malformations, and then you’ll break it further into oral clefts?  Is that correct?

Peter Tam:                                                            That’s correct.

Biren Amin :                                                   OK, and how many events would you hope to observe to rule out risks?

Peter Tam:                                                            What would I — we’re not going to comment on that right now.  Sorry, Biren.

Biren Amin :                                                   OK, no worries.  And with VIVUS’ second advisory panel, will the FDA convene a second panel even for the limited indication?

Peter Tam:                                                            Well it’s — that’s what they said.  The clarity around it will have to — you know we’ll see it going forward.  But we’re just giving you, you know, sharing with you what the FDA has said to us.

Biren Amin :                                                   OK, great, thanks.

Operator:                                                                    Thank you.  Our next questioner in queue is Bill Tanner with Lazard Capital.  Your line is now open.

Bill Tanner:                                                        Thanks for taking questions.  Just on the — I guess if the FORTRESS study or the FORTRESS analysis is successful and you think about the second panel meeting, how clear cut do you think — I mean, I guess data could be clear cut or not clear cut, but just in terms of the presentation of it, do you have a panel that has a comparable makeup as to the last panel?  And how obvious do you think it’s going to be that the risk issue has been fairly put to bed?

Leland Wilson:                                      Well, I mean that’s the power, that’s the whole goal empowering the study to get, you know, statistical, a level of statistical power that would rule out, you know, reasonable risks for this area. Now clearly they’re different for both major congenital malformations in cleft because clefts are so much rarer.  So the power will be extremely strong for major congenital with malformations, less so for clefts.

And second point that I’d make is that I think that we’re all aware that the FDA has looked at the labeling based upon this exact data that caused us to go out and look at the retrospective study, and that specifically for women with migraine and they have handled that situation with changes to the label where it’s a category D, now labeled as a category D.  And so we think the labeling covers, covers that level of risks and our hope is that that study will show that we have little or no risks of teratogenicity for topiramate.  But we’ll have to wait and see.

Bill Tanner:                                                        And then just as it relates presumably to be talking to you know endocrinologists or diabetologists or obesity experts, I mean this is, this is going to be evidence that you think would be fairly obvious that — I mean obviously hopefully, but …

Peter Tam:                                                            Yes, we’ll be able to make a decision.  You know, part of this whole exercise here I believe is because the FDA has known for some time that there are these databases that contain a lot of data around the teratogenicity of topiramate.  And they have not been able to access it, and because we’re approaching them with an NDA, they clearly have the leverage and have asked us to take a look at this. And so once and for all our goals for everybody concerned is to identify the level of risks of teratogenicity with topiramate.

Bill Tanner:                                                        And then the second question just as it relates to the iterative process of talking to the FDA about the design, I understand it’s probably a waste of time to talk to the investment community each time there’s an iteration.  I guess I don’t really understand why once it’s been agreed upon you wouldn’t at least communicate the general design to investors prior to the actual release of the data.

Leland Wilson:                                      Well, I think you can anticipate many of the aspects of the design.  I mean, clearly this is a comparison to a control group of the rates of both clefting and fetal malformation.  It’s a retrospective database analysis study and the goal will be to look at the statistical levels of power that you get from statistically looking at those things.  It’s not, and I think Peter has outlined a number of things here — first, we’re looking at all doses of topiramate.  We’re looking at all indications for topiramate.  We’re eliminating obvious — we’re looking at interactions with other known drugs that cause fetal malformation.  So we’re taking an entire look at this data base and it doesn’t make any sense to just take a little look when you have the opportunity at the same time to take a broad look at all exposures.  Now, the importance of that is, is that, you know we will control for those exposures to say for epileptic patients which are known to have a higher risk of malformations, we’ll control for that by putting epileptic patients in the control groups as well.

You can expect that the control group will be significantly larger than the active treatment groups as all these studies are, and I can even direct you to a study on bupropion, which was I think extremely well done and could serve as the model for how you view this study going forward.  Some of our reticence in giving you more information than we’re absolutely certain of at this point is because there are some iterations that will go back and forth here on the number of dyads that are actually out in the databases as they go through the databases and track them.  Some of these infants are tracked on the father’s medical records, for example.  The father may have a different name.  And so there are some issues here and some complexities that have to go through.  Nothing that can’t be handled, it’s just that the final data analysis will come out.  When we get that we’ll share with you what information we can at that point.  Does that help?

Bill Tanner:                                                        No, that’s very helpful.  I appreciate that…

Leland Wilson:                                      You bet.

Bill Tanner:                                                        …explanation.

Operator:                                                                    Thank you sir.  Our next question in the queue is Thomas Wei with Jefferies.  Your line is now open.

Thomas Wei:                                               Thanks for taking my question.  First, I just wanted to clarify in terms of looking at the whole range of doses of topiramate.  Is the primary analysis here being done though just on the lower dose exposures of topiramate, or is it going to be a pooled analysis on all topiramate exposure?

Peter Tam:                                                            Thomas, obviously the relevant dose is the population using 100 milligrams.  I mean, that’s the focus of this study.  But, you know, the fact, as Lee mentioned, our goal is to not just take a small effect and then go broadly in an effort to do a robust, broad study looking at various doses.

The analysis plan would also allow us to stratify by dose as well as by indication as well as other, you know, factors that might influence outcomes.  So all those will be incorporated in a prospective manner in the protocol and you know we’ll get every which way that you can to understand if there is any teratogenic effect associated with topiramate.

Thomas Wei:                                               I see.  So doses are being used as part of the stratification.  It sounds like the primary analysis is on all doses and then you will also separately look at low versus high doses of topiramate?

Leland Wilson:                                      We’re going to look at all doses, as well as 100 — you know, the relevant doses as well as different diagnoses.

Thomas Wei:                                               OK, and then is the agreement that you’re striking with the FDA here around the primary endpoint an agreement on both the point estimate of the hazard ratio as well as what the upper bound would be?  Or is it just the latter — the upper bound of the 95 percent confidence interval that is?

Leland Wilson:                                      Well, it’s the primary endpoint as we stated, the total malformation and oral clefts.  That’s what we discussed.

Thomas Wei:                                               OK.  And then on this alternate backup strategy, I was curious just to clarify does women of non-childbearing age mean post-menopausal?

Peter Tam:                                                            Correct.

Leland Wilson:                                      And it can be women who have had sterilization procedures, et cetera.

Thomas Wei:                                               And how would that actually from a practical standpoint be enforced in the real world?  Is there an example of something where there is a very strict requirement that is actively enforced by the agency as used only in post-menopausal women and what — I guess how would you determine that?

Peter Tam:                                                            Well, there are lots of ways to do that.  You can do it by age or you can do it by certification and by physicians.  There are ways to get at that, but I think the important part here is that we can identify this population and we can control its use through our REMS program and that REMS program is in negotiations with the FDA.  So we’re not going to comment on that until we have the final REMS agreed to.

Thomas Wei:                                               And maybe one last question here.  It sounds like even if there are questions around the outcome of FORTRESS and validation of FORTRESS you may go ahead and submit for this more limited indication.  Why not submit now for the more limited indication?

Peter Tam:                                                            Well, work needs to be done as with any resubmission.  For example, if we’re targeting the limited indication we would need to do necessary work to highlight the safety and efficacy in that population.  And we’ve looked at the various populations previously so we’re very confident in the data.  We know that it works well in men.  We know that it works well regardless of age.  So, you know, we’ll be able to show that with the FDA.  So that work needs to be done and it’ll take a little while to get that done.  From a timing standpoint, we’re trying to get the FORTRESS study, at least top-line results from the FORTRESS study done as quickly as possible.

So we’re running into the second half of the year around the fourth quarter, you know, so that we can have all the data available in order for us to make an informed decision on which indication to submit.

Thomas Wei:                                               Thank you.

Operator:                                                                    Thank you, sir.  We have time for one final questioner.  Our final question for today’s event comes from Steve Yoo with Leerink Swann.  Please go ahead.

Pardon me, Mr. Yoo your line is open.  Please check the mute button.

All right, there appears to be no additional questions in the queue.  I’d like to turn the program back over to Leland Wilson for any closing remarks.

Leland Wilson:                                      Thank you for some really great questions.  Again, we are very confident that we’re going to be able to do this study to the satisfaction of both the FDA and to our shareholders and so we’re moving as aggressively as we possibly can to get this data as fast as possible and the more knowledgeable we become through our experts in doing these kinds of studies, the more comfortable we become with them.  So we’re gaining confidence in this area and we believe that we’re going to have a very favorable outcome and be able to resubmit the NDA, whether it’s either for the limited indication or for full indication in the fourth quarter of this year.

Thanks very much for your calls.  I appreciate it very much.  I appreciate your support as well. Thank you.

Operator:                                                                    Thank you sir.  Ladies and gentlemen, this does conclude today’s program.  Thank you for your participation and have a wonderful day.  Attendees, you may disconnect at this time.

END